Exhibit 6.9

July 27, 2022

Jinwoo Kim aka Stephan Kim

20155 Pingree Way

Yorba Linda, CA 92887

Dear Stephan:

Reborn Coffee, Inc. (“RC”, “us”, “our”, or “we”) is pleased to offer you a job as a Chief Finance Officer for the period from July 27, 2022 to July 26, 2023. This offer will be auto-renewed annually with separate adjustment to compensation unless written notice is provided sixty (60) days prior to the last day. We trust that your knowledge, skills and experience will be among our most valuable assets. Should you accept this offer, per RC’s policy you’ll be eligible to receive the following beginning on your start date.

●	Monthly Payment: Monthly payment of $12,000 ($144,000 annually) to be paid on a bi-weekly basis by your choice of check or direct deposit. Please note that as a salaried, exempt employee there is no overtime paid.

●	Raise: We normally provide annual pay adjustment based on your performance. Your next annual raise consideration will be in August of 2023.

●	Non-Compete Agreement and Employee Handbook: Our standard non-compete and confidentiality agreement and acknowledgement of our employee handbook must be signed prior to start.

●	Restricted Stock Unit (RSU): The Company grants $56,000 worth of shares of RSU which will be vested in 3 months after employment and can be sold after one year. Detail terms and conditions of the RSU will be provided in a separate RSU agreement as a part of this offer letter.

Your employment with RC is at-will and either party can terminate the relationship at any time with or without cause and with or without notice. You acknowledge that this offer letter, represents the entire agreement between you and RC and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon RC.

Should you have any questions regarding this letter or need additional information, please do not hesitate to reach out to any one of us or me at (714) 784-6369 or my cellphone at (909) 234-9949.

Thank you.

/s/ Jay Kim
Jay Kim
President & CEO

By signing and dating this letter I, Stephan Kim, accept this offer of employment by Reborn Coffee, Inc.

Signature: /s/ Stephan Kim                                Date: July 27, 2022

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